Exhibit 99.1

Znomics Appoints Mark. A. Philip, Ph.D., as New President and Chief Executive Officer

Experienced Senior Executive to Guide Company Through Next Phase of Growth

PORTLAND, Ore., Aug. 15, 2008 (PRIME NEWSWIRE) -- Znomics, Inc. (OTCBB:ZNOM), a pioneer in the development of the zebrafish as a vertebrate genetic platform to accelerate drug discovery, announced today the appointment of Mark A. Philip, Ph.D. as the company's new president and chief executive officer, effective August 14. Dr. Philip succeeds Richard Sessions, Znomics co-founder and interim CEO, who will remain as a consultant to the company and as an active member of Znomics' board of directors.

"Dr. Philip is an accomplished executive with an impressive track record in building value in the biotechnology and pharmaceutical industries," said Dwight A. Sangrey, chairman of the board of Znomics. "He brings to Znomics unparalleled leadership skills in the life sciences industry across key functional areas, including operations, research and development, capital formation and business development. We are excited to have someone of Mark's caliber on the Znomics team and look forward to having him lead the company as we advance our three drug discovery programs and expand our collaborative partnerships.

"Richard has done a tremendous job leading the company over the last seven years and has been a driving force behind the company's vision and evolving strategy," continued Sangrey. "We are delighted he will continue to be an integral part of the Znomics team both in his capacity as a consultant and as a member of the board of directors."

Dr. Philip, 53, brings more than 25 years of senior executive experience in the biotechnology and pharmaceutical industries. Most recently, from 2004 to 2008, Dr. Philip was president of Stryker Biotech, a division of Stryker Inc., where he reengineered the strategy to support day-to-day operations and grew sales by more than fivefold globally. From 1997 to 2004, Dr. Philip was president and chief executive officer of Zycos Inc., a start-up biotechnology company focused on DNA-based therapeutics for oncology and infectious diseases, where he is credited with raising more than $55 million in capital, developing a technology platform and drug portfolio from inception to lead drug clinical studies, negotiating multi-million dollar deals with big pharmaceutical and biotech companies, and growing staff from six to 60 employees. Zycos was sold to MGI PHARMA in 2004. From 1992 to 1997, Dr. Philip was with Immuno International, Inc., where he served as president and chief executive officer of Immuno-U.S., Inc. where he was responsible for restructuring the organization and boosting sales through uniquely positioning the company as the quality leader, utilizing spare capacity for a strategic alliance and improving productivity. Immuno International was acquired by Baxter International in 1997. Prior to 1992, Dr. Philip held a number of international executive management positions at Baxter International in Europe, USA and Japan, before which he was employed by Schering-Plough Pharmaceuticals.

Dr. Philip also served on the boards of Zycos Inc.; Cohesion Technologies, Inc.; Immuno International, Inc.; Immuno-U.S. Inc.; Community Bio-Resources, Inc.; and Immuno Limited, UK. He earned a Bachelors of Science in Applied Biology, and a Ph.D. in hematology and immunology from Trent Polytechnic (Nottingham Trent University), Nottingham, UK, after which Dr. Philip was named the Leukemia Research Fund postdoctoral research fellow at Nottingham University. He also earned a Masters in Business Administration from Lake Forest Graduate School of Management, Chicago, Illinois.

About Znomics

Znomics, Inc. is focused on identifying and developing new pharmaceutical products for treatment of human disorders and diseases. The company's drug discovery platform is based on its catalogued library of mutations in the zebrafish, called the ZeneMark Library. The library, the first in a vertebrate, currently contains more than 11,000 strains of fish representing mutations in approximately half of the known genome. Zebrafish share 80% - 90% of the same genes as humans. The company is leveraging this technology for its internal drug discovery efforts as well as establishing collaborative partnerships with pharmaceutical companies and universities. For more information, visit www.znomics.com.

The Znomics, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=5336

Forward-Looking Statements

With the exception of historical information contained in this press release, the matters described herein are forward-looking statements that involve risks and uncertainties. Any forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including statements as to industry trends, future economic performance, anticipated profitability, anticipated revenues or expenses, and products or service line growth, may be significantly and materially impacted by certain risks and uncertainties, including, but not limited to, failure to execute on the strategic plan, failure to meet operating objectives or to execute the operating plan, competition, and other economic factors, risks regarding product development, the timing and results of clinical trials, the regulatory approval process, capital requirements, financial condition, patent protection and dependence on third parties for development and licensing arrangements. Additional risks and uncertainties are described in the Company's public filings with the Securities and Exchange Commission, available online at www.sec.gov. Znomics undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For more information, visit our website at www.znomics.com.

CONTACT: Znomics, Inc.
         Kerry Rea, Chief Financial Officer
         503 827-5271 X101
         k.rea@znomics.com

         PondelWilkinson Inc.
         Investor:
         Eileen Rauchberg
         Rob Whetstone
         310-279-5980